Exhibit 99.1
Kraton Corporation Provides Preliminary Third Quarter 2019 Results and Announces Third Quarter 2019 Earnings Release Conference Call and Webcast
HOUSTON, October 10, 2019 /PRNewswire/ -- Kraton Corporation (NYSE: KRA) ("Kraton" or the "Company") today provided an update on its expectations for the third quarter of 2019. The Company expects third quarter 2019 net income to be approximately $21 million and third quarter Adjusted EBITDA to be approximately $80 million. During the quarter, consolidated debt decreased by approximately $61 million (consolidated net debt decreased by approximately $81 million). In addition, the Company announced that it has scheduled a conference call on Thursday, October 24, 2019 at 8:00 a.m. Central time (9:00 a.m. Eastern time) to discuss third quarter 2019 financial and operating results. The Company expects to release its third quarter 2019 results after market close on Wednesday, October 23, 2019.
“Despite opening our third quarter in July with stable market indications, fundamentals including demand in China and broader Asia, and more recently in Europe and North America, weakened notably as the third quarter of 2019 progressed. This adversely impacted results for both our Polymer and Chemical segments,” said Kevin M. Fogarty, Kraton’s President and Chief Executive Officer.
Continued deterioration in market demand in China and Asia associated with ongoing trade tensions and the impact of tariffs, as well as weakening demand in Europe, particularly for automotive and compounding applications, impacted sales of HSBC product grades for the Company’s Polymer segment during the third quarter of 2019. In addition, results for the Polymer segment were affected by soft paving and roofing demand, reflecting elevated customer inventories following a weak second quarter 2019 and ample supply availability from market participants, which contributed to intensified competitive market conditions.
During the third quarter of 2019, the Chemical segment was adversely impacted by an accelerated decline in pricing for certain upgraded products in its Crude Sulfate Turpentine chain, in conjunction with the decline in global gum turpentine pricing, which fell by over forty percent during the quarter. The Company also saw weaker demand and pricing in rosin end markets such as adhesives and road marking. This was related to increased softness in gum rosin pricing, which declined by over twenty percent in the third quarter of 2019.
Given the impact of the foregoing market factors, the Company expects third quarter 2019 Adjusted EBITDA to be approximately $80 million, and based upon its expectation that market conditions will not improve for the balance of the year, the Company now expects full year 2019 Adjusted EBITDA to be 10-15% below the lower end of its previous guidance range of $370 to $390 million.
“In response to what is now a more broad-based global economic slowdown, which we feel is unlikely to reverse course for the balance of 2019, we have taken proactive measures on cost management, cash flow optimization and capital allocation. Despite the weaker than expected operating results in the third quarter of 2019, consolidated net debt decreased by approximately $81 million, or $52 million excluding the effect of foreign currency. This reduction is indicative of the strong cash flow generation profile of our business. With regard to the strategic review of our CariflexTM business, the process is still ongoing, and we are targeting completion of the review process within the next few weeks,” added Fogarty.
CONFERENCE CALL INFORMATION
The Company has scheduled a conference call on Thursday, October 24, 2019 at 8:00 a.m. Central time (9:00 a.m. Eastern time) to discuss third quarter 2019 financial and operating results.
Kraton invites you to listen to the conference call, which will be broadcast live over the internet, at http://www.Kraton.com by selecting the "Investor Relations" link at the top of the home page and then selecting "Events" under "Company" on the Investor Relations page. Company spokespeople will include Kevin M. Fogarty, President and Chief Executive Officer; Atanas H. Atanasov, Senior Vice President and Chief Financial Officer; and H. Gene Shiels, Director of Investor Relations. You may also listen to the conference call by telephone by contacting the conference call operator 5-10 minutes prior to the scheduled start time and asking for the Kraton Conference Call - Passcode: “Earnings Call." Toll Free dial-in is: 800-857-6511. International dial-in is: 210-839-8886.
A replay of the earnings call will be available through 12:00 p.m. Central Time on November 25, 2019. To access the replay on Kraton’s website, select the "Investor Relations" link at the top of the Kraton home page; navigate to "Events" under "Company" on the Investor Relations page. Select Past Events, then "Q3 2019 Kraton Corporation Earnings Conference Call." To hear a telephonic replay of the call, dial 866 480-3547 (Toll-Free) or 203 369-1551 (Toll).
ABOUT KRATON
Kraton Corporation (NYSE "KRA") is a leading global specialty chemicals company that manufactures styrenic block copolymers, specialty polymers and high-value performance products primarily derived from pine wood pulping co-products. Kraton's polymers are used in a wide range of applications, including adhesives, coatings, consumer and personal care products, sealants and lubricants, and medical, packaging, automotive, paving and roofing products. As the largest global provider in the pine chemicals industry, the company's pine-based specialty products are sold into adhesives and tire markets, and it produces and sells a broad range of performance chemicals into markets that include fuel additives, oilfield chemicals, coatings, roads, construction, metalworking fluids and lubricants, inks and mining. Kraton offers its products to a diverse customer base in numerous countries worldwide. Kraton, the Kraton logo and design, and Cariflex are all trademarks of Kraton Corporation or its subsidiaries or affiliates.
FORWARD LOOKING STATEMENTS
Some of the statements and information in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This press release includes forward-looking statements that reflect the Company's beliefs, expectations and current views with respect to, among other things, its financial condition, financial performance and other future events or circumstances. Forward-looking statements are often identified by words such as "outlook," "believes," "target," "estimates," "expects," "projects," "may," "intends," "plans," "on track," "anticipate," the negative of such words or similar terminology, and include, but are not limited to, Kraton's expectations with respect to: net income and Adjusted EBITDA results for the third quarter of 2019, Adjusted EBITDA for full year 2019, the impacts of certain actions on cost management, cash flow optimization and capital allocation, and the targeted completion of our strategic review for the Cariflex business.
All forward-looking statements in this press release are made based on management's current expectations and assumptions, which are subject to known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed in forward-looking statements. These risks and uncertainties are more fully described in the Company's latest Annual Report on Form 10-K, including but not limited to "Part I, Item 1A. Risk Factors" and "Part II, Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" therein, and in the Company's other filings with the Securities and Exchange Commission (the "SEC"), and include, but are not limited to, risks related to: the timing, cost and impact of capacity expansions at Kraton’s facilities; Kraton's reliance on third parties for the provision of significant operating and other services; conditions in, and risk associated with operating in, the global economy and capital markets; fluctuations in raw material costs; natural disasters and weather conditions; limitations in the availability of raw materials; and other factors of which Kraton is currently unaware, deems immaterial or are outside Kraton's control. In addition, to the extent any inconsistency or conflict exists between the information included in this press release and the information included in our prior releases, reports or other filings with the SEC, the information contained in this press release updates and supersede such information. The Company believes its expectations and assumptions are reasonable, but there can be no assurance that the expectations reflected herein will be achieved. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements. Forward-looking statements speak only as of the date they are made, and the Company assumes no obligation to update such information in light of new information or future events.
NON-GAAP INFORMATION
This press release contains information regarding the Company's Adjusted EBITDA and consolidated net debt, which are non-GAAP financial measures made available as a supplement, and not an alternative, to the results provided in accordance with generally accepted accounting principles in the United States of America ("GAAP"). These non-GAAP financial measures have limitations as analytical tools and in some cases can vary substantially from other measures of our performance. You should not consider them in isolation, or as a substitute for analysis of our results under U.S. GAAP in the United States.
Adjusted EBITDA: For our consolidated results, EBITDA represents net income (loss) before interest, taxes, depreciation, and amortization. We prepare Adjusted EBITDA by eliminating from EBITDA the impact of a number of items we do not consider indicative of our on-going performance, including the spread between the first-in, first-out ("FIFO") basis of accounting and estimated current replacement cost ("ECRC"), but you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Among other limitations, Adjusted EBITDA does not: reflect the significant interest expense on our debt or reflect the significant depreciation and amortization expense associated with our long-lived assets; and Adjusted EBITDA included herein should not be used for purposes of assessing compliance or non-compliance with financial covenants under our debt agreements. Other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. In addition, due to volatility in raw material prices, Adjusted EBITDA may, and often does, vary substantially from EBITDA and other performance measures, including net income calculated in accordance with U.S. GAAP.
Consolidated Net Debt: We define consolidated net debt as Kraton debt plus debt of KFPC less Kraton and KFPC's cash and cash equivalents. Management uses consolidated net debt to determine our outstanding debt obligations that would not readily be satisfied by its cash and cash equivalents on hand. Management believes that using consolidated net debt is useful to investors in determining our leverage since we could choose to use cash and cash equivalents to retire debt.

We have not reconciled full year 2019 Adjusted EBITDA guidance to full year 2019 net income (loss) guidance because we do not provide guidance for net income (loss) or for items that we do not consider indicative of our on-going performance, including, but not limited to, transaction costs and production downtime, as certain of these items are out of our control and/or cannot be reasonably predicted. The actual amount of such reconciling items will have a significant impact if they were included in our Adjusted EBITDA. Accordingly, a reconciliation of the non-GAAP financial measure guidance to the corresponding U.S. GAAP measures is not available without unreasonable effort.

KRATON CORPORATION
RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO KRATON AND OPERATING INCOME TO NON-GAAP FINANCIAL MEASURES
(Unaudited)
(In thousands)

	Three Months Ended September 30, 2019
	Polymer	Chemical	Total
	(In thousands)
Net income attributable to Kraton			$18,281
Net income attributable to noncontrolling interest			2,931
Consolidated net income			21,212
Add (deduct):
Income tax expense			2,118
Interest expense, net			19,214
Earnings of unconsolidated joint venture			(102)
Other expense			381
Operating income	$18,373	$24,450	42,823
Add (deduct):
Depreciation and amortization	14,982	19,822	34,804
Other income (expense)	(502)	121	(381)
Earnings of unconsolidated joint venture	102	—	102
EBITDA (a)	32,955	44,393	77,348
Add (deduct):
Transaction, acquisition related costs, restructuring, and other costs (b)	1,672	(4,357)	(2,685)
Hurricane related costs (c)	—	2,220	2,220
Hurricane reimbursements (d)	—	(13,841)	(13,841)
KFPC startup costs (e)	3,019	—	3,019
Non-cash compensation expense	2,659	—	2,659
Spread between FIFO and ECRC	10,103	1,337	11,440
Adjusted EBITDA	$50,408	$29,752	$80,160
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(a)
Included in EBITDA is a $14.3 million gain on insurance, a reimbursement for a portion of the direct costs we have incurred to date related to Hurricane Michael. Our direct costs incurred to date have now been fully reimbursed by insurance proceeds.

(b)	Charges related to the evaluation of acquisition transactions, severance expenses, and other restructuring related charges.

(c)
Incremental costs related to Hurricane Michael, which are recorded in cost of goods sold. As we finalized our claim for reimbursement of incremental costs incurred, we have identified an additional $1.4 million of costs incurred during the nine months ended September 30, 2019. Additionally, we incurred direct costs due to the impacts of Hurricane Dorian of $0.8 million which are recorded in cost of goods sold. These direct costs are limited to the three months ended September 30, 2019 and will not continue into the fourth quarter of 2019.

(d)	Reimbursement of incremental costs of related to Hurricane Michael, which is recorded in gain on insurance proceeds.

(e)	Startup costs related to the joint venture company, KFPC.

KRATON CORPORATION
RECONCILIATION OF KRATON DEBT TO CONSOLIDATED NET DEBT
(Unaudited)
(In thousands)

	September 30, 2019	June 30, 2019	December 31, 2018
	(In thousands)
Kraton debt	$1,401,027	$1,456,625	$1,441,614
KFPC(1)(2) loans	104,328	109,931	125,501
Consolidated debt	1,505,355	1,566,556	1,567,115

Kraton cash	77,047	58,650	79,251
KFPC(1) cash	6,213	5,204	6,640
Consolidated cash	83,260	63,854	85,891

Consolidated net debt	$1,422,095	$1,502,702	$1,481,224

Effect of foreign currency on consolidated net debt	32,331	3,800
Consolidated net debt excluding effect of foreign currency program	$1,454,426	$1,506,502
Effect of share buyback program	(10,000)	(5,000)
Consolidated net debt excluding effect of foreign currency and share buyback program	$1,444,426	$1,501,502
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(1)	Kraton Formosa Polymers Corporation (KFPC) joint venture, located in Mailiao, Taiwan, which we own a 50% stake in and consolidate within our financial statements.

(2)	KFPC executed revolving credit facilities to provide funding for working capital requirements and/or general corporate purposes. These are in addition to the 5.5 billion NTD KFPC Loan Agreement.

FOR FURTHER INFORMATION
H. Gene Shiels
281-504-4886

SOURCE Kraton Corporation